United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 0-28557

Humatech, Inc.
(Exact name of registrant as specified in its charter)

4710 Falcon Drive
Suite 101
Mesa, Arizona 85215
(480) 813-8484
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Common Stock, no par value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty
to file reports under Section 13(a) or 15(d) remains)

Please place an [x] in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii)	☒	Rule 12h-3(b)(1)(ii)	☒
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 269

Pursuant to the requirements of the Securities Exchange Act of 1934, Humatech, Inc. caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: December 14, 2006	Humatech, Inc.

/s/ David Williams
	By:	David Williams
	Its:	Chief Executive Officer